Exhibit 99.1

Finch Therapeutics Appoints Samuel Allen Hamood to its Board of Directors

SOMERVILLE, Mass., October 5, 2021 (GLOBE NEWSWIRE) — Finch Therapeutics Group, Inc. (“Finch” or “Finch Therapeutics”) (Nasdaq: FNCH), a clinical-stage microbiome therapeutics company leveraging its Human-First Discovery® platform to develop a novel class of orally administered biological drugs, today announced that Samuel Allen (Al) Hamood has joined Finch’s Board of Directors. Mr. Hamood is an accomplished executive with over 30 years of experience in finance, business development, corporate strategy, and M&A across several global industry sectors.

“Through the course of his career, Al has been instrumental in developing and driving growth strategies and translating those strategies into operational successes across multiple global industry verticals,” said Mark Smith, PhD, Chief Executive Officer of Finch Therapeutics. “We are excited to welcome him to our board and look forward to leveraging his deep finance expertise as we advance our platform and pipeline of investigational microbiome therapeutics.”

“I am greatly impressed by the progress Finch is making in the microbiome therapeutics space, highlighted by their late-stage CP101 program addressing a serious unmet need and their differentiated platform and pipeline with multiple near-term clinical milestones,” said Mr. Hamood. “I look forward to working closely with the management team and my fellow board members to continue executing on Finch’s strategy, with the goal of delivering value to both patients and shareholders.”

Mr. Hamood is currently the President and Chief Administrative and Financial Officer of Culligan International, a multi-billion-dollar global consumer water services corporation operating in over 90 countries. Prior to Culligan, Mr. Hamood served as the acting Chief Executive Officer and President of ATI Physical Therapy, where he managed nearly 1,000 clinics and led over 8,000 employees. Before joining ATI, he served as Executive Vice President and Chief Financial Officer for Change Healthcare, a multi-billion-dollar healthcare technology company. Prior to joining Change Healthcare, Mr. Hamood was the Executive Vice President and Chief Financial Officer of TransUnion, a multinational global information services company. Earlier in his career he held a variety of finance and strategy roles at Hewlett Packard (formerly known as “EDS”), the Walt Disney Company, and Deloitte & Touche.

Mr. Hamood earned his Bachelor of Business Administration from the University of Iowa and his Juris Doctorate from Southwestern University School of Law. He is a Certified Public Accountant, and currently serves on the Board of Directors for Definitive Healthcare and AccentCare and is a member of the CNBC CFO Council.

About Finch Therapeutics

Finch Therapeutics is a clinical-stage microbiome therapeutics company leveraging its Human-First Discovery® platform to develop a novel class of orally administered biological drugs. With the capabilities to develop both complete and targeted microbiome therapeutics, Finch is advancing a rich pipeline of candidates designed to address a wide range of unmet medical needs. Finch’s lead candidate, CP101, is in late-stage clinical development for the prevention of recurrent C. difficile infection (CDI), and has received Breakthrough Therapy and Fast Track designations from the U.S. Food and Drug Administration. In June 2020, Finch announced that CP101 met its primary efficacy endpoint in PRISM3, the first of two pivotal trials to support the development of CP101 for the prevention of recurrent CDI. PRISM4, a Phase 3 trial, is designed to serve as the second pivotal trial of CP101 for recurrent CDI. Finch is also developing CP101 for the treatment of chronic hepatitis B virus, and FIN-211 for the treatment of the gastrointestinal and behavioral symptoms of autism spectrum disorder. Finch has a partnership with Takeda focused on the development of targeted microbiome therapeutics for inflammatory bowel disease.

Human-First Discovery® is a registered trademark of Finch Therapeutics Group, Inc.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “potential,” “projects,” “would” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: Finch’s ability to execute on its business strategy and plans, including advancement of its platform and pipeline of microbiome therapeutics. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Finch’s limited operating history and historical losses; Finch’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Finch’s dependence on the success of its lead product candidate, CP101; the possibility that Finch may be delayed in initiating, enrolling or completing any clinical trials; results of clinical trials may not be indicative of final or future results from later stage or larger clinical trials (or in broader patient populations once the product is approved for use by regulatory agencies) or may not be favorable or may not support further development; Finch’s product candidates may not generate the benefits to patients that are anticipated; anticipated regulatory approvals may be delayed or refused; competition from third parties that are developing products for similar uses; Finch’s ability to maintain patent and other intellectual property protection and the possibility that Finch’s intellectual property rights may be infringed, invalid or unenforceable or will be threatened by third parties; Finch’s ability to qualify and scale its manufacturing capabilities in anticipation of commencement of multiple global clinical trials; Finch’s lack of experience in selling, marketing and distributing its product candidates; Finch’s dependence on third parties in connection with manufacturing, clinical trials and preclinical studies; and risks relating to the impact and duration of the COVID-19 pandemic on Finch’s business. These and other risks are described more fully in Finch’s filings with the Securities and Exchange Commission (“SEC”), including the section titled “Risk Factors” in Finch’s Quarterly Report on Form 10-Q filed with the SEC on August 10, 2021, as well as discussions of potential risks, uncertainties, and other important factors in Finch’s other filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Finch undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

Laurence Watts

Gilmartin Group

(619) 916-7620

laurence@gilmartinir.com

or

Stephen Jasper

Gilmartin Group

(858) 525-2047

stephen@gilmartinir.com

Media Contact:

Jenna Urban

Berry & Company Public Relations

212-253-8881

jurban@berrypr.com